                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant             |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                                GB Holdings, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
        (Name of Person(s) Filing Prosy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No Fee Required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                  [SANDS LOGO]

                               GB HOLDINGS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   YEAR 2003

                            ------------------------

I cordially invite you to attend our Annual Meeting of Stockholders for the year 2003.

Place:              The Palladium Room
                    Sands Hotel and Casino
                    Indiana Avenue and Brighton Park
                    Atlantic City, New Jersey 08401
                    (609) 441-4000

Time:               Wednesday, July 9, 2003
                    10:00 A.M

Items of
Business:           o    To elect six directors each for a term of one (1)
                         year or until his respective successor is elected and qualifies.

                    o To ratify the appointment of KPMG, LLP by the Board of Directors as the independent auditors of the Company for the fiscal year ending December 31, 2003.

                    o To act upon any other business that properly comes before the meeting.

Record Date:        You can vote if you are a stockholder of record as of the
                    close of business on June 23, 2003.

Stockholder
List: A list of stockholders eligible to vote at the Annual Meeting of Stockholders will be available for inspection at the annual meeting, and at least ten days prior to the annual meeting, at the executive offices of the Company at Indiana Avenue and Brighton Park, Atlantic City, New Jersey, 08401 during regular business hours.

Proxy Voting:       Your vote is important. Whether you plan to attend the
                    annual meeting or not, please complete, date, and sign the accompanying proxy card as soon as possible and return it promptly in accordance with the instructions on the enclosed proxy card.

                               Sincerely,
                               By Order of the Board of Directors:

                                                        /s/ Phyllis A. LeTart
                                                        ------------------------
June 24, 2003,                                          Phyllis A. LeTart
Atlantic City, New Jersey                               Secretary
                                                        GB Holdings, Inc.

                                  [SANDS LOGO]

                                PROXY STATEMENT

                               GB HOLDINGS, INC.
                           C/O SANDS HOTEL AND CASINO
                        INDIANA AVENUE AND BRIGHTON PARK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-4000

                            ------------------------

   This Proxy Statement is solicited by the Board of Directors of GB Holdings, Inc. (the "Company" or "The Sands") and is being furnished to the stockholders of the Company in connection with its annual meeting of stockholders to be held in the Sands Hotel and Casino in Atlantic City, New Jersey on July 9, 2003 at 10:00 A.M. local time, and at any adjournments of that meeting. We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about June 23, 2003.

           QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING


What am I being asked to vote on?

Item One:     The election of six nominees to the Board of Directors.

Item Two:     The appointment of KPMG, LLP as the independent auditors.

What constitutes a quorum for purposes of voting?

   A majority of the outstanding shares of common stock, represented either in person or by proxy at the meeting, will constitute a quorum for the transaction of business. As of the record date on June 23, 2003, there were 10,000,000 shares of common stock outstanding, which constitutes all of the outstanding voting securities of the Company.

   Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

How many votes are needed to approve Item One?

   The affirmative vote of a plurality of the votes of shares of common stock present in person or represented by proxy at the meeting is required for the election of directors. Abstentions will have no effect on the outcome of the election of directors. For any other item, abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval.

   Broker Voting: Under the rules of the American Stock Exchange (the "AMEX"), the election of directors is considered a "routine" matter upon which a brokerage firm that holds your shares in its name may vote on your behalf, if you have not furnished the firm voting instructions within a specified period prior to the annual meeting.

How many votes do I have?

   Each share of The Sands common stock that you own entitles you to one vote. The proxy card shows the number of shares that you owned as of the record date for voting, which was June 23, 2003.

How do I vote?

   You may vote by proxy card or you may vote in person at the annual meeting. We encourage you to vote in advance by proxy--even if you plan to attend the meeting.

By Proxy:     To vote by proxy card, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. One of the individuals named on your proxy card (your
              "proxy") will vote your shares as you direct on your proxy card.
              If you do not make specific selections, your proxy will vote your shares as recommended by the current Board of Directors, in this manner:

   "FOR" the election of the six director nominees;

   "FOR" the ratification of the appointment of KPMG, LLP as the independent auditors.

Can I revoke my proxy after I have sent it in?

              Yes. You may revoke your vote at any time before the proxy is exercised in the following ways:

              You may attend and vote in person at the meeting, which automatically revokes any previously received vote from you.

              You may send in a later-dated proxy card. This will automatically revoke your earlier vote.

              You may notify the Secretary of the Company that you wish to revoke your previously mailed proxy card. This must be done in writing and sent to her attention at this address:

                        Phyllis A. LeTart, Secretary
                        GB Holdings, Inc.
                        c/o Sands Hotel and Casino
                        Indiana Avenue and Brighton Park
                        Atlantic City, New Jersey 08401

What if my shares are held in the name of my broker, bank, or another institution?

              You may vote now by mailing in the enclosed proxy card. If you want to vote in person at the meeting, you must bring to the meeting an account statement or a letter from your institution indicating that you were the beneficial owner of the shares on June 23, 2003, the record date for voting.

                                     ITEM 1

                             ELECTION OF DIRECTORS

   Our Board of Directors currently consists of six members, although the Board has the authority to change the number of directors in its sole discretion. At each annual meeting, all directors are elected to hold office until the next annual meeting.

   If any director resigns, dies, or is otherwise unable to serve out his term, the Board may fill such vacancy. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the

   Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

   The Board has nominated each of the six current directors for re-election. For biographical information about each of these nominees, please see "Directors and Executive Officers" below.

   The Board recommends a vote "FOR" each of these nominees:

                                    Carl C. Icahn
                                    Martin Hirsch
                                    John P. Saldarelli
                                    Michael L. Ashner
                                    Auguste E. Rimpel, Jr.
                                    Harold First

                        DIRECTORS AND EXECUTIVE OFFICERS

   The information set forth below is submitted with respect to the nominees for re-election and executive officers who are not directors.

Name                                                      Age       Position
----                                                      ---       --------
Carl C. Icahn (1) ..................................       67       Chairman of the Board
Martin Hirsch (2) ..................................       48       Director
John P. Saldarelli (3) .............................       61       Director
Michael L. Ashner (4) ..............................       50       Director
Harold First (5) ...................................       67       Director
Auguste E. Rimpel, Jr. (6) .........................       63       Director
Richard P. Brown (7) ...............................       56       Chief Executive Officer
Thomas Davis (8) ...................................       53       President
Timothy A. Ebling (9) ..............................       45       Executive Vice President, Chief Financial Officer and Principal
                                                                    Accounting Officer

---------------

(1) Carl C. Icahn has served as Chairman of the Board and a Director of Starfire Holding Corporation (formerly Icahn Holding Corporation), a privately-held holding company, and Chairman of the Board and a Director of various subsidiaries of Starfire, including ACF Industries, Incorporated, a privately-held railcar leasing and manufacturing company, since 1984. He has also been Chairman of the Board and President of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, since 1968. Since November 1990, Mr. Icahn has been Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate. Mr. Icahn has been a Director of Cadus Pharmaceutical Corporation, a firm which holds various biotechnology patents, since 1993. Since August 1998 he has also served as Chairman of the Board of Lowestfare.com, LLC, an internet travel reservations company. From October 1998, Mr. Icahn has been the President and a Director of Stratosphere Corporation which operates the Stratosphere Hotel and Casino. Mr. Icahn received his B.A. from Princeton University. Since September 29, 2000, Mr. Icahn has served as the Chairman of the Board of Holdings, GB Property Funding and GBHC.

(2) Martin Hirsch has served as a Vice President of American Property Investors, Inc. since March 18, 1991, where he is involved in investing, managing and disposing of real estate properties and securities. Mr. Hirsch was elected as Executive Vice President and Director of Acquisitions of American Property Investors, Inc. in 2000. From January 1986 to January 1991, he was at Integrated Resources, Inc. as a Vice President where he was involved in the acquisition of commercial real estate properties and asset management. From 1985-1986, he was a Vice President of Hall Financial Group where he acquired and financed commercial and residential properties.
    Mr. Hirsch currently serves on the Board of Directors of Stratosphere Corp. He received his MBA from The Emory University Graduate School of Business. Mr. Hirsch has served as a Director of Holdings and GB Property Funding since September 29, 2000 and as a Director of GBHC since February 28, 2001.

(3) John P. Saldarelli has served as Vice President, Secretary and Treasurer of American Property Investors, Inc. (general partner of American Real Estate Partners, L.P.) since March 18, 1991. In June 2000, Mr. Saldarelli was given the additional title of Chief Financial Officer. Mr. Saldarelli was also President of Bayswater Realty Brokerage Corp. from June 1987 until November 19, 1993, and Vice President of Bayswater Realty & Capital Corp. from September 1979 until April 15, 1993. In October 1998, Mr. Saldarelli was appointed to the Board of Directors of Stratosphere. Mr. Saldarelli has served as a Director of Holdings, GB Property Funding and GBHC since February 28, 2001.

(4) Michael L. Ashner has served as Chairman, President and CEO of Winthrop Financial Associates, a real estate consulting firm, since 1995. Mr. Ashner has also served as Chief Executive Officer of the general partner of Cecil Associates, a limited partnership company which owned twenty Comfort Inns, since 1996. Mr. Ashner also is Chairman, President and Chief Executive Officer of Shelbourne Properties I, II and III; three publicly traded real estate investment trusts. Mr. Ashner has been CEO of Newkirk Associates, a limited liability company which owns and manages more than 25 million square feet of office and retail space, since 1997. Mr. Ashner has also been Managing Director of AP-USX, LLC, a limited liability company which owns a 2.8 million square foot office tower, since 1998. Mr. Ashner has been President and Sole Shareholder since 1981 of Exeter Capital Corporation, which provides real estate consulting to real estate investors. Mr. Ashner currently serves as a director of, NBTY, Inc., Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., which are publicly traded. Mr. Ashner has served as a Directorof Holdings and GB Property Funding since September 29, 2000, as a member of the Audit Committee of Holdings since October 3, 2000, and as a member of the Board of Directors of GBHC since June 6, 2001.

(5) Harold First has been a financial consultant since 1993. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp., a privately held holding company. He has served as a director of Taj Mahal Holding Corporation, a public casino and gaming corporation, Trump Taj Mahal Realty Corporation, a privately held real estate company, Memorex Telex N.V., a public technology company, Trans World Airlines, Inc., a public airline company, ACF Industries, Inc., a privately held railcar leasing and manufacturing company, Cadus Pharmaceutical Corporation, a biotech research company, Talk.com, a public long distance telephone service company, Marvel Entertainment Group, Inc., a public entertainment company, Toy Biz, Inc., a public toy company and vice chairman of the board of directors of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate. Mr. First currently serves on the boards of directors of Panaco Inc., an oil and gas drilling company, and Philip Services Corporation, a leading integrated provider of industrial and metals services. He is a Certified Public Accountant and holds a B.S. from Brooklyn College. He has served as a member of the Audit Committee and Board of Directors of Holdings since April 25, 2001, and as a Director of GB Property Funding and GBHC since June 6, 2001.

(6) Auguste E. Rimpel, Jr. has been a retired partner of PricewaterhouseCoopers LLP (PwC) since 2000. He was with PwC and its predecessor firm, Price Waterhouse, since 1983, most recently as Managing Partner of International Consulting Services for the Washington Consulting Practice of the firm. Prior to his tenure at PwC, he served as a Partner with Booz Allen & Hamilton, Inc. and as a Vice President of Arthur D. Little International, Inc. Dr. Rimpel currently serves as Chairman of the Board of Trustees of the University of the Virgin Islands. Dr. Rimpel received a PhD in chemical engineering from Carnegie

    Institute of Technology and was an International Fellow at Columbia University Graduate School of Business. He has served as a member of the Audit Committee and Board of Directors of Holdings since April 25, 2001, and as a Director of GB Property Funding and GBHC since June 6, 2001.

(7) Richard P. Brown has served as Chief Executive Officer of Holdings, GB Property Funding and GBHC since November 13, 2002. In addition, since March 2000, Mr. Brown has held various positions with, and currently serves as President and Chief Executive Officer of the Stratosphere Casino Hotel and Tower, Arizona Charlie's Decatur and Arizona Charlie's Boulder. Mr. Brown oversees strategic planning, operating, financial and capital investment direction for the Icahn gaming properties. His role also encompasses development of new business opportunities and company policies. Prior to joining the Stratosphere, Mr. Brown held executive positions with Harrah's Entertainment (1994-2000) and the Hilton Corporation (1992-1994). In addition, he has held vice president positions with the New York Racing Association, the Travelers Companies of Hartford, Connecticut and the J. Walter Thompson Company in New York, New York. Mr. Brown earned a bachelor's degree in business economics from Southern Connecticut State College.

(8) Thomas Davis, has served as President of GBHC since February 2003. Previously, Mr. Davis served as Vice President of Business Development at Stratosphere Corporation from November 2002 until February 2003, General Manager of Little River Casino Resort, General Manager at Chinook Winds Resort-Casino and General Manager of Pioneer Gambling Hall & Hotel.

(9) Timothy A. Ebling is presently and formerly Executive Vice President, Chief Financial Officer and Principal Accounting Officer of each of the companies, and appointed Interim Chief Operating Officer of GBHC beginning January 2002 and ending March 18, 2002 and as President of GBHC from October 1, until January 10, 2003.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   On September 29, 2000, a bankruptcy plan under Chapter 11 of the Bankruptcy Code involving the Company and its subsidiaries sponsored by an affiliate of Mr. Carl C. Icahn (the "Plan") became effective (the "Effective Date"). Under the Plan, entities controlled by Mr. Icahn (the "Icahn Entities") purchased 5,375,000 shares of Common Stock for an aggregate purchase price of $65,000,000 and received 1,850,561 shares of Common Stock in connection with the exchange of $62,833,000 principal amount of 10 7/8 First Mortgage Notes due January 15, 2004 of Funding for $37,870,000 principal amount of 11% First Mortgage Notes of Funding due 2005 (the "Funding Notes").

   GBHC's rights to the trade name "Sands" (the "Trade Name") were derived from a license agreement between Greate Bay Casino Corporation ("GBCC") and an unaffiliated third party. Amounts payable by the Sands for these rights were equal to the amounts paid to the unaffiliated third party. As a result of the entry of an Order confirming the Plan by the Bankruptcy Court and the occurrence of the Effective Date and under the terms of the Plan, GBHC was assigned by High River Limited Partnership, an entity controlled by Mr. Icahn ("High River"), the rights under a certain agreement with the owner of the Trade Name to use the Trade Name as of the Effective Date. High River received no payments for its assignment of these rights. Payment is made directly to the owner of the Trade Name. The calculation of the license fee is the same as under the previous agreement.

   On October 12, 2001, the Icahn Entities, as holders of the Funding Notes, received a consent payment in the aggregate amount of $1,118,670 in connection with Funding's solicitation of consents of holders to certain amendments to the indenture governing the Funding Notes.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The table below shows the beneficial ownership of Company common stock ("Common Stock") as of, May 12, 2003, for: (1) each director, (2) each executive officer named in the Summary Compensation Table, and (3) the executive officers and directors as a group. There were 10,000,000 shares of Common Stock outstanding on May 12, 2003.

        Name                                                  Number of Shares   Percent
        ----                                                  ----------------   -------
        Carl C. Icahn ....................................       7,748,744        77.49%
        Martin Hirsch ....................................              --            --
        John P. Saldarelli ...............................              --            --
        Michael L. Ashner ................................              --            --
        Auguste E. Rimpel, Jr. ...........................              --            --
        Harold First .....................................              --            --
        Richard P. Brown .................................              --            --
        Thomas Davis .....................................              --            --
        Timothy A. Ebling ................................              --            --
        Executive Officers and Directors .................       7,748,744         77.49


                             PRINCIPAL STOCKHOLDERS

   The table below shows the amount of Common Stock beneficially owned by each person who to our knowledge owned 5% or more of our outstanding Common Stock on December 31, 2002.

        Name and Address                                    Shares Owned   Approximate %
        ----------------                                    ------------   -------------
        Carl C. Icahn ..................................     7,748,744         77.49%
        c/o Icahn Associates Corp.
        767 Fifth Avenue, 47th Fl.
        New York, NY 10153

        Merrill Lynch & Co., Inc.  .....................     2,068,299         20.68%
        World Financial Center
        North Tower
        250 Vesey Street
        New York, NY 10381


                             THE BOARD OF DIRECTORS

   The Board met five times in 2002 either in person or by unanimous consent. Each incumbent director attended more than 75% of the year's board meetings and meetings of committees of which such director was a member, during their respective periods of service.

                         MEMBERSHIP OF BOARD COMMITTEES


Name                                                                                            Board    Audit(1)   Compensation(2)
----                                                                                            -----    --------   ---------------
Carl C. Icahn...............................................................................      X
Martin Hirsch...............................................................................      X                        x
John P. Saldarelli..........................................................................      X
Michael L. Ashner...........................................................................      X         x              x
Auguste E. Rimpel, Jr. .....................................................................      X         x
Harold First................................................................................      X         x

---------------
(1) An Audit Committee charter in compliance with the requirements of the AMEX was adopted on February 28, 2001 in connection with the listing of the Common Stock on the AMEX, which charter was revised in May 2003.
(2) The Compensation Committee was established on November 22, 2000.

                            COMMITTEES OF THE BOARD


   The Company Board has two standing committees: (i) the Audit Committee and
(ii) the Compensation Committee.


                                AUDIT COMMITTEE

   The Audit Committee has the duty to (i) to be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company, and the registered accounting firm must report directly to the Audit Committee; (ii) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; (iii) review with the Company's independent auditors, as well as the Company's management, the Company's system of internal control including the programs and policies of the Company designed to ensure compliance with applicable laws and regulations as well as monitoring results of these compliance efforts;
(iv) review with financial management and the independent auditors the Company's annual financial statements and any financial reports or other financial information submitted to any governmental body or the public by either the Company or its independent auditors and the review of the Forms 10-Q and 10-K prepared by the financial management and the independent auditors of the Company prior to their filing and release; (v) discuss any significant changes to the Company's accounting principles; (vi) review of any significant disagreement among management of the Company and the independent auditors in connection with the preparation of the financial reports of the companies and prior to releasing the year-end earnings, discuss with the independent auditors matters required to be communicated to audit committees in accordance with SAS 61; (vii) establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and (vii) make such reports and recommendations to the Board of Directors in connection with the foregoing as it shall deem appropriate or as the Board of Directors may request, and take such action thereon as the Board of Directors may direct it to take. During 2000, the Audit Committee was comprised of Mr. Frederick H. Kraus (until October 3, 2000) and Ms. Barbara Lang. As of the Effective Date, Mr. Michael L. Ashner became a member of the Audit Committee. Effective February 28, 2001, Holdings adopted a charter for the Audit Committee conforming to the listing requirements of the American Stock Exchange. Messrs. Harold First and Auguste E. Rimpel, Jr. have served as members of the Board of Directors and the Audit committee, of Holdings since April 25, 2001, at which time Ms. Lang resigned as a member of the Audit Committee. Messrs First and Rimpel, Jr. have also served as Directors of GB Property Funding and GBHC since June 6, 2001. Audit Committee members do not receive any additional compensation for their participation on the Audit Committee.

   On March 27, 2002, the Commission entered an order prohibiting the Company, as well as all other New Jersey casino licensees, from conducting business with Arthur Andersen LLP after May 15, 2002. The Companies' Board of Directors dismissed Arthur Andersen LLP as independent auditors and appointed KPMG LLP
(KPMG) to serve as the Company's independent auditors for the fiscal year ended December 31, 2002. The change in auditors was effective May 16, 2002. The decision to appoint KPMG was made after an extensive evaluation process by the Board of Directors, its Audit Committee and management of the Company.


                             COMPENSATION COMMITTEE


   On October 3, 2000, Holdings established a Compensation Committee consisting of Messrs. Hirsch and Ashner.

                             DIRECTOR COMPENSATION


   Prior to the Effective Date, independent directors of Holdings, GB Property Funding and GBHC received an annual fee of $10,000 for service on the Boards of Directors and a fee of $500 for each meeting attended. Independent directors of the Board of Directors of Holdings are entitled to receive an annual fee of $22,500. The Board of Directors of Holdings held 11 meetings either in person or by unanimous consent during the year ended December 31, 2002. All directors attended at least 75% of all meetings of the Board of Directors and committees thereof for which they were eligible to serve.

   The Board of Directors of Holdings also has an Audit Committee. Prior to the Effective Date, the external members of the Audit Committee received an annual fee of $5,000 for service on the committee and a fee of $500 for each meeting attended. As of the Effective Date, compensation for members of the Audit Committee is included in the compensation described above.


          COMPENSATION COMMITTEE INTERLOCKS and INSIDER PARTICIPATION

   Mr. Icahn (including certain related entities) is actively involved in the gaming industry and currently owns 77.49% of Holdings' New Common Stock. Casinos owned or managed by Mr. Icahn may directly or indirectly compete with the Company. In addition, the potential for conflicts of interest exists among the Company and Mr. Icahn for future business opportunities. Mr. Icahn may pursue other business opportunities and there is no agreement requiring that such additional business opportunities be presented to Holdings.


                             EXECUTIVE COMPENSATION


Employment Agreements

   Timothy A. Ebling, presently and formerly Executive Vice President, Chief Financial Officer and Principal Accounting Officer of GBHC, and appointed Interim Chief Operating Officer beginning January 2002 and ending March 18, 2002 and as President from October 2002 until January 10, 2003, is under an employment agreement, amended as of March 11, 1998, in his present capacity continuing through November 30, 2003. The terms of the agreement provide for an annual base salary of $190,000, subject to annual increases on each anniversary date of the agreement equal to no less than the change in the Consumer Price Index, as defined, and no more than five percent. In October 2000, Mr. Ebling's base salary was increased to $250,000.

   Frederick H. Kraus, formerly Executive Vice President, General Counsel and Secretary of GBHC, was under an employment agreement, amended as of March 11, 1998, in such capacities continuing through December 31, 2003. Mr. Kraus left the employ of the Company as of March 26, 2003.

   Mr. Ebling's agreement provides for automatic renewal for additional one year periods in accordance with the terms thereof. In addition, the Bankruptcy Court approved a Stay Bonus and Severance Plan for certain management employees, including Mr. Kraus and Mr. Ebling. Under the Stay Bonus Plan,
Mr. Kraus and Mr. Ebling received a bonus equal to 75% of their base salary. To the extent provided in the Severance Plan, if the Reorganized Entity, as defined in the Severance Plan, terminated the employment of Mr. Kraus or Mr. Ebling without cause, as defined in their employment agreements, Mr. Kraus and Mr. Ebling would be entitled to a lump sum payment equal to the greater of two years of their base salary or the remaining terms of their employment agreements.

   On February 26, 2003, the Sands received a letter from counsel for Mr. Kraus, indicating that he had been retained to represent Mr. Kraus "in regards to a constructive discharge, breach of contract, severance pay" and other claims.
The Company believes that this matter has been amicably resolved, subject to the completion and signing of the settlement documents.

Employee Retirement Savings Plan

   Effective January 1, 1999, GBHC administers and participates in the Sands Retirement Plan, a qualified defined contribution plan for the benefit of all of GBHC's employees, who satisfy certain eligibility requirements.

   The Sands Retirement Plan is qualified under the requirements of
Section 401(k) of the Internal Revenue Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of GBHC other than employees covered by a Collective Bargaining Agreement ("CBA") unless the CBA provides for participation, who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

   The Sands Retirement Plan provides for a matching contribution by GBHC based upon certain criteria, including levels of participation by GBHC's employees. GBHC incurred matching contributions totaling $575,000, $700,000, $192,000 and $561,000, for the years ended December 31, 2002 and 2001, the three months ended December 31, 2000, the nine months ended September 30, 2000, respectively.


                         REPORT OF THE AUDIT COMMITTEE


   The Audit Committee is appointed by the Board of Directors and operates pursuant to a written charter that was adopted by the Audit Committee in March 2001 and amended in May, 2003. The Audit Committee met five times in 2002 either in person or by unanimous consent.

   In fulfilling its duties for the 2002 fiscal year, the Audit Committee has done each of the following:

   o reviewed fees paid by the Company to its independent auditors;

   o reviewed the Company's audited financial statements for fiscal year 2002 and discussed the financial statements with the Company's management;

   o discussed with its auditors the matters required to be discussed with the auditor by the Auditing Standards Board Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU380) as may be modified or supplemented;

   o received written disclosure from KPMG about any relationship between KPMG and the Company which it believes may affect its independence;

   o received a confirmation letter from KPMG that it is independent of the Company;

   o discussed with KPMG its independence from the Company.

   Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K filed with the SEC.

   On March 27, 2002, the Commission entered an order prohibiting the Company, as well as all other New Jersey casino licensees, from conducting business with Arthur Andersen LLP after May 15, 2002. The Companies' Board of Directors dismissed Arthur Andersen LLP as independent auditors and appointed KPMG LLP
(KPMG) to serve as the Company's independent auditors for the fiscal year ended December 31, 2002. The change in auditors was effective May 16, 2002. The decision to appoint KPMG was made after an extensive evaluation process by the Board of Directors, its Audit Committee and management of the Company.

Fees

   Aggregate fees of Arthur Anderson LLP for the fiscal year 2002 amounted to $10,000 for review of Form 10-Q for the period ended March 31, 2002 and $20,000 for tax compliance and consulting services.

   The aggregate fees billed for professional services rendered by KPMG for the audit of the Company's financial statements as of and for the fiscal year ended December 31, 2002 and the review of the Company's quarterly reports on Form 10-Q for the year were approximately $207,400.

   The Company did not engage KPMG to provide financial information design and implementation services (as defined in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X under the Exchange Act) during the year ended December 31, 2002.

   The aggregate fees billed for professional services rendered by KPMG related to the tax return for the fiscal year ended December 31, 2001 totaled $6,500.

   The aggregate fees billed by KPMG to the Company for other services rendered to the Company for the year ended December 31, 2002 totaled $28,500. These consisted of the audit of the Company's employee retirement savings plan as of and for the fiscal year ended December 31, 2002, as well as providing accounting assistance.

   All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by KPMG were compatible with the maintenance of that firm's independence in the conduct of its audit functions.

Approved by the Audit Committee of the Board of Directors:

Michael L. Ashner
Harold First
Auguste E. Rimpel, Jr.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


   The Compensation Committee (the "Committee") of the Board of Directors is composed of Messrs. Hirsch and Ashner. The Committee is responsible for establishing and administering the compensation philosophy, policies and programs applicable to the executive officers of the Company, including specific decisions regarding each executive officer's compensation and the overall compensation practices of the Company.

   The Sands is largely dependent upon the judgment, initiative and effort of its executive officers for the successful conduct of its business. Therefore, the Committee's primary objective is to establish plans that will attract, retain, and motivate highly skilled and talented executives in a dynamic and competitive industry. This is accomplished by ensuring that executive compensation is competitive within the gaming industry as well as within other public companies of similar size, scope, and revenues.

   The Committee reflects the performance and contribution of each executive officer in its compensation determinations.

Approved by the Compensation Committee of the Board of Directors:

Martin Hirsch
Michael L. Ashner

                                   THE SANDS
                           SUMMARY COMPENSATION TABLE


                                                                Annual Compensation
                                          ---------------------------------------------------------------
                                                                                            Other Annual             All Other
Name and Principal Position                   Year        Salary           Bonus            Compensation         Compensation (1)
---------------------------                             ------------    ------------       --------------        ----------------

Richard P. Brown (2)...................       2002       $         -     $         -          $         -            $        -
     Chief Executive Officer                  2001                 -               -                    -                     -
                                              2000                 -               -                    -                     -

Timothy A. Ebling......................       2002           250,000               -                8,400                 4,500
     Executive Vice President,                2001           250,000               -                8,400                 4,250
     Chief Financial Officer                  2000           207,610         149,349 (7)            8,400                 4,000
     Principal Accounting Officer

Frederick H. Kraus (3).................       2002           235,815               -               10,800                 4,500
     Executive Vice President,                2001           235,815               -               10,800                 4,250
     General Counsel, Secretary               2000           235,815         176,861 (7)           10,800                 4,000

Herbert R. Wolfe (4)...................       2002           184,167               -                    -                     -
     Chief Executive Officer,                 2001                 -               -                    -                     -
     and President                            2000                 -               -                    -                     -

Signe C. Huff (5)......................       2002           140,900               -              200,816 (8)             2,352
     Senior Vice President Hotel              2001           188,166               -                8,400                 4,250
     Operations and Human Resources           2000           186,522          45,398 (7)            8,400                 4,000

Thomas Biglan (6)......................       2002            83,468               -              171,504 (8)             1,054
     Vice President Food and                  2001           168,703               -                8,400                 4,218
     Beverage                                 2000           166,243          41,147 (7)            8,400                 4,000

---------------
(1) Includes matching contributions by GBHC to The Sands Retirement Savings Plan on behalf of the named executive officer.
(2) Richard P. Brown has served as Chief Executive Officer of Holdings since November 13, 2002. Commencing in 2003, GBHC will fund a percentage of Mr. Brown's salary on an annual basis.
(3) Frederick H. Kraus has served as Executive Vice President, General Counsel and Secretary of each of the companies since 1998. Mr. Kraus also served as a Director of each of the companies from January 1998 to October 3, 2000 for Holdings and February 28, 2001 for GBHC and GB Property Funding. Prior to 1998, Mr. Kraus served as Vice President, Corporate Counsel and Secretary since 1994. Mr. Kraus left the employ of the Company as of March 26, 2003.
(4) Herbert R. Wolfe has served as President and Chief Executive Officer of Holdings, GB Property Funding and GBHC from March 18, 2002 until he resigned September 30, 2002. Prior to that, Mr. Wolfe served as President of Showboat Casino-Hotel in Atlantic City (Showboat) from July 1994 until October 2000. During 2001, Mr. Wolfe completed his B.A. degree in Liberal Studies at Rider University. Mr. Wolfe also served as Senior Vice President of Marketing of Showboat from January 1989 until July 1994.
(5) Signe C. Huff served as Senior Vice President Hotel Operations and Human Resources from January 2002 until her resignation in August 9, 2002. During 2001, Ms. Huff served as Senior Vice President Marketing Operations and Human Resources. Ms. Huff served as Senior Vice President of Hotel Operations from 1995 to 2000. From 1989 to 1995, Ms. Huff served as Vice President of Hotel Operations. Prior to 1989, Ms. Huff held various senior hotel operating positions with GBHC.
(6) Thomas Biglan served as Vice President Food and Beverage from April 1996 until his resignation April 24, 2002.
(7) Represents payment of a Bankruptcy Court approved bonus for certain management employees as an incentive for them to stay through the bankruptcy proceedings (Stay Bonus).
(8) Includes severance compensation.

                            STOCK PERFORMANCE GRAPH

   The following performance graph shows the cumulative total stockholder return assuming the investment of $100 on April 2, 2001 (the date of Holdings first full quarter of trading on the AMEX) in each of Holdings' common stock, the Standard & Poors 500 Index, The MSN Money Resorts & Casinos Index and the MSN Money Gaming Activity Index. The performance shown is not necessarily indicative of future performance.

                        [STOCK PERFORMANCE GRAPH OMITTED]

             GBH       S&P 500    Resorts & Casinos    Gaming Activity
             ---       -------    -----------------    ---------------
Apr-01     100         100             100                  100
Jun-01      26.82      106.85          119.71               128.73
Sep-01      13.7        90.84           84.56                98.77
Dec-01      23.18      100.19          112.54               149.03
Mar-02      21.45      100.13          140.5                163.9
Jun-02      22.03       86.38          133.76               140.14
Sep-02      23.18       71.15          131.95               125.69
Dec-02      24.59       76.78          118.05               133.07

   The Company listed its Common Stock on the AMEX on March 27, 2001. The range of high and low market prices for the Common Stock of the AMEX Composite Tape (as reported by The Wall Street Journal) from April 1, 2001 through
December 31, 2002 is as follows:

         Quarter Ended:                                                    High      Low
         --------------                                                    ----      ---
         June 30, 2001 ................................................   $12.12    $3.25
         September 30, 2001 ...........................................   $ 3.25    $1.66
         December 31, 2001 ............................................   $ 2.93    $1.50
         March 31, 2002 ...............................................   $ 3.11    $2.48
         June 30, 2002 ................................................   $ 3.15    $2.22
         September 30, 2002 ...........................................   $ 3.16    $2.25
         December 31, 2002 ............................................   $ 3.19    $2.62

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the directors and officers of the Company, as well as any person who becomes the beneficial owner of more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock of the Company. The Reporting Persons are required to furnish the Company with all Section 16(a) forms they file.

    To our knowledge, based solely upon a review of copies of such reports furnished to us by or on behalf of the Reporting Persons or written representations that no Forms 5 were required, the Company believes that all
Section 16(a) filing requirements applicable to the Reporting Persons have been complied with during the fiscal year ended December 31, 2002.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   Our independent accountants for 2002 were Arthur Andersen LLP until May 15, 2002, and thereafter, were KPMG. KPMG is expected to have a representative present at the annual meeting who will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

                              NEXT ANNUAL MEETING

   Any stockholder intending to submit a proposal for inclusion in the proxy statement for the 2004 annual meeting must meet the eligibility and other criteria required under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended. The proposal must be in writing and delivered to our Secretary, Phyllis A. LeTart, no later than March 1, 2004 in order to be considered timely. The 2004 annual meeting is tentatively scheduled for June 9, 2004.

                                 OTHER BUSINESS

   The Board of Directors knows of no other business which will be presented for action by the stockholders at this annual meeting. However, if any business other than that set forth in the Notice and this proxy statement should be presented at the annual meeting, the proxies named on the enclosed proxy card will use their discretion to vote all proxies in accordance with their best judgment. The Company will pay the cost of preparing and mailing this proxy statement and proxy card to its stockholders.

   The Company's 2002 annual report on SEC Form 10-K, including financial statements for the period ended December 31, 2002, accompanies these proxy materials. All are being mailed to stockholders of record as of June 23, 2003 on or about the 25th day of June 2003.

By Order of the Board of Directors:

/s/ Phyllis A. LeTart
---------------------
Phyllis A. LeTart,
Secretary